                                                                     EXHIBIT 2.1





                          AGREEMENT AND PLAN OF MERGER

                                  By and Among


                               Cintas Corporation,

                        Cintas Image Acquisition Company

                                       and

                                 Unitog Company




                                 January 9, 1999

                                TABLE OF CONTENTS


                                                                                                                Page
                                                                                                                ----


ARTICLE I DEFINITIONS.............................................................................................1
         1.1    Defined Terms.....................................................................................1
         1.2    Additional Terms..................................................................................6


ARTICLE II TERMS OF THE MERGER....................................................................................6
         2.1    The Merger........................................................................................6
         2.2    Effective Time....................................................................................6
         2.3    Closing...........................................................................................6


ARTICLE III CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING COMPANY......................................7
         3.1    Certificate of Incorporation......................................................................7
         3.2    The Bylaws........................................................................................7


ARTICLE IV DIRECTORS AND OFFICERS OF THE SURVIVING COMPANY........................................................7
         4.1    Directors.........................................................................................7
         4.2    Officers..........................................................................................7


ARTICLE V MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF COMPANY SHARES IN THE MERGER........................7
         5.1    Merger Consideration..............................................................................7
         5.2    Cancellation of Company Shares....................................................................8
         5.3    Payment for Company Shares in the Merger..........................................................8
         5.4    Transfer of Company Shares After the Effective Time...............................................9
         5.5    Fractional Shares.................................................................................9


ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................................9
         6.1    Company Shares....................................................................................9
         6.2    Capitalization....................................................................................9
         6.3    Corporate Organization, Qualification and Power..................................................10
         6.4    Authorization of Agreement and Merger............................................................10
         6.5    Enforceable Agreement............................................................................10
         6.6    No Conflicts, Violations, Breaches or Defaults...................................................10
         6.7    Company SEC Reports..............................................................................11
         6.8    Financial Statements; Accounting Matters.........................................................11
         6.9    Proxy Statement; S-4 Registration Statement......................................................12

         6.10   Litigation.......................................................................................12
         6.11   Taxes............................................................................................12
         6.12   Environmental Laws and Regulations...............................................................13
         6.13   Compliance with Applicable Laws..................................................................13
         6.14   Title to Properties..............................................................................13
         6.15   Insurance........................................................................................13
         6.16   Employee Benefit Matters.........................................................................14
         6.17   Broker's Fees....................................................................................14
         6.18   Opinions of Financial Advisors...................................................................14
         6.19   Absence of Certain Changes or Events.............................................................15
         6.20   Intellectual Property............................................................................15
         6.21   Contracts........................................................................................15
         6.22   Labor Matters....................................................................................15
         6.23   State Takeover Statutes..........................................................................15
         6.24   Year 2000 Compatibility..........................................................................15


ARTICLE VII REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..............................................16
         7.1    Capitalization...................................................................................16
         7.2    Corporate Organization, Qualification and Power..................................................17
         7.3    Authorization of Agreement and Merger............................................................17
         7.4    Enforceable Agreement............................................................................17
         7.5    No Conflicts, Violations, Breaches or Defaults...................................................17
         7.6    Parent SEC Reports...............................................................................18
         7.7    Financial Statements; Accounting Matters.........................................................18
         7.8    Proxy Statement; S-4 Registration Statement......................................................18
         7.9    Litigation.......................................................................................19
         7.10   Taxes............................................................................................19
         7.11   Environmental Laws and Regulations...............................................................19
         7.12   Compliance with Applicable Laws..................................................................19
         7.13   Broker's Fees....................................................................................19
         7.14   Interim Operations of Merger Sub.................................................................19
         7.15   Authorization for Parent Common Stock............................................................20


ARTICLE VIII CONDUCT PENDING THE CLOSING AND COVENANTS...........................................................20
         8.1    Conduct of Business by Company and Parent........................................................20
         8.2    Conduct of Business of Merger Sub................................................................21
         8.3    Environmental Consultants, Adjustment to Company Share Price and Merger Consideration............21
         8.4    Additional Covenants of the Company..............................................................22
         8.5    Acquisition Proposals............................................................................23
         8.6    Stockholders'Approval............................................................................23
         8.7    All Reasonable Efforts...........................................................................24

         8.8    Access to/Confidentiality of Information.........................................................24
         8.9    Publicity........................................................................................25
         8.10   Indemnification of Directors and Officers........................................................25
         8.11   Employees........................................................................................26
         8.12   Registration Statement...........................................................................26
         8.13   Exchange Listing.................................................................................27
         8.14   Affiliates.......................................................................................27
         8.15   Letters of Accountants...........................................................................27
         8.16   Reorganization...................................................................................27
         8.17   Stock Options....................................................................................28
         8.18   Pooling of Interests.............................................................................29
         8.19   Standstill Agreements; Confidentiality Agreements................................................29
         8.20   Company Stock Repurchase Plan....................................................................29


ARTICLE IX CONDITIONS............................................................................................29
         9.1    Conditions to Each Party's Obligation to Close...................................................29
         9.2    Additional Conditions to the Obligations of Parent and Merger Sub to Close.......................30
         9.3    Additional Conditions to the Company's Obligation to Close.......................................31
         9.4    Frustration of Closing Conditions................................................................32


ARTICLE X TERMINATION AND REMEDIES...............................................................................32
         10.1   Termination......................................................................................32
         10.2   Effect of Termination............................................................................34


ARTICLE XI GENERAL PROVISIONS....................................................................................39
         11.1   Expenses.........................................................................................39
         11.2   Nonsurvival......................................................................................39
         11.3   Modification or Amendment........................................................................39
         11.4   Waiver...........................................................................................39
         11.5   Notices..........................................................................................39
         11.6   Publishing of Financial Results..................................................................41
         11.7   Governing Law....................................................................................41
         11.8   Entire Agreement.................................................................................41
         11.9   Construction.....................................................................................41
         11.10  Binding Effect...................................................................................41
         11.11  Assignment.......................................................................................41
         11.12  Counterparts.....................................................................................41
         11.13  Obligations of Subsidiaries......................................................................41
         11.14  Severability.....................................................................................41

                                LIST OF EXHIBITS
                                ----------------

 Exhibit 2.2               Certificate of Merger (To be delivered at Closing)
 Exhibit 3.1               Certificate of Incorporation of the Surviving Company
 Exhibit 5.1               Illustration of Calculation of Conversion Number
 Exhibit 5.3               Exchange Agent Agreement
 Exhibit 8.3(a)(1)         Specified Plants
 Exhibit 8.3(a)(2)         Procedures Regarding Specified Plants
 Exhibit 8.14              Affiliate Letter
 Exhibit 9.2               Opinion of Company's Counsel
 Exhibit 9.3               Opinion of Parent's Counsel





                                LIST OF SCHEDULES
                                -----------------


Company Disclosure Schedule
Parent Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER




                  THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of January 9, 1999, by and among CINTAS CORPORATION, a Washington corporation ("Parent"), CINTAS IMAGE ACQUISITION COMPANY, a Delaware corporation, which is a wholly owned direct subsidiary of Parent ("Merger Sub"), and UNITOG COMPANY, a Delaware corporation (the "Company").


                                    RECITALS

A. The respective Boards of Directors of Parent, Merger Sub and the Company each have determined that it is in the best interests of their respective stockholders that Merger Sub be merged with and into the Company, and, to that end, have approved the merger of Merger Sub with and into the Company in accordance with the laws of the State of Delaware and the provisions of this Agreement and Plan of Merger.

B. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with, and establish certain conditions precedent to, the Merger.


                                    AGREEMENT

                  In consideration of the mutual agreements, promises and covenants set forth herein and the recitals set forth above, and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties hereto, intending to be legally bound, agree as follows.


                                    ARTICLE I
                                   DEFINITIONS

                  1.1 Defined Terms. As used herein the following terms shall have the following meanings:

         Acquisition Proposal: Any proposal or offer from any Person relating to the direct or indirect acquisition of a business that constitutes 51% or more of the net revenues, income or assets of the Company or 51% or more of the Company Stock or any proposal or offer for a merger or other business combination with the Company, other than the Transactions.

         Additional Agreements: Those agreements listed in this Agreement and attached hereto, either as of the date hereof or, subject to the mutual agreement of the parties, prior to Closing, as exhibits and incorporated herein by reference, including but not limited to the Exchange Agent Agreement, as well as all assignments and ancillary agreements necessary to effectuate the Merger.

         Agreement: This Agreement and Plan of Merger, including the preamble, recitals, exhibits and schedules hereto, all of which are hereby incorporated herein by reference and made a part hereof.

         Certificates: The certificates representing Company Shares to be surrendered pursuant to Section 5.3 in exchange for the Merger Consideration.

         Certificate of Merger: The document to be prepared by the parties hereto, in substantially the form attached hereto as Exhibit 2.2, in compliance in all respects with the requirements of the DGCL and the provisions of this Agreement and which shall be filed with the Secretary of State of the State of Delaware.

         Closing: A meeting for the purpose of concluding the Transactions to be held at the place and on the date fixed in accordance with Section 2.3.

         Code: The Internal Revenue Code of 1986, as amended.

         Company: Unitog Company, a Delaware corporation, which will merge with Merger Sub and continue after the Merger as the Surviving Company, as set forth in Section 2.1.

         Company Disclosure Schedule: That schedule from the Company to Parent to be delivered upon the execution of this Agreement, and updated, subject to approval of Parent, and redelivered at the Closing, which sets forth certain disclosures concerning the Company and its business.

         Company SEC Reports: The forms, reports and documents filed by the Company with the SEC since January 1, 1996.

         Company Shares: The Company Stock issued and outstanding immediately prior to the Effective Time.

         Company Share Price: Thirty-eight dollars ($38.00), as adjusted pursuant to Section 8.3.

         Company Stock: The shares of common stock, $.01 par value per share, of the Company.

         Company's Stockholder Meeting: The meeting of the stockholders of the Company to be held in connection with the vote of such stockholders with respect to the Merger.

         Conversion Number: The Conversion Number shall be equal to the quotient (rounded to the nearest 1/10,000) determined by dividing the Company Share Price by the amount determined by calculating the average of the high and low sales prices of Parent Common Stock as reported on the Exchange for the twenty (20) consecutive trading days ending on the third trading day preceding the date of the meeting of the Company's stockholders for the purpose of voting on the adoption of this Agreement ("Parent Share Price"). Notwithstanding the foregoing, if the Parent Share Price is less than $52.00, the Parent Share Price shall be deemed to be $52.00 (for purposes of determining the Conversion Number) and, if the Parent Share Price is greater than $66.43, the Parent Share Price shall be deemed to be $66.43 plus fifty percent (50%) of the difference between the Parent Share Price and $66.43. In the event that prior to the Effective Time there is a change in the number of Company Shares or shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for Company Shares or shares of Parent Common Stock issued and outstanding as a result of a distribution, reclassification, stock split (including reverse stock split), stock dividend or distribution, or other similar transaction, the Conversion Number shall be equitably adjusted to eliminate the effects of such event.
Exhibit 5.1 illustrates the calculation of the Conversion Number under varying circumstances.

         DGCL: The General Corporation Law of the State of Delaware.

         Director Plan: The Company's Outside Director Fee/Stock Program.

         Effective Time: The date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as is agreed upon by the parties and specified in the Certificate of Merger.

         Environmental Claim: Any action, cause of action, claim, investigation, demand or notice by any Person alleging liability under or non-compliance with any environmental Law.

         ERISA: The Employee Retirement Income Security Act of 1974, as amended.

         Exchange: The NASDAQ Stock Market, on which the Parent Common Stock is listed.

         Exchange Act: The Securities Exchange Act of 1934, as amended (15 U.S.C. Section 78a et seq.).

         Exchange Agent: The Fifth Third Bank, Cincinnati, Ohio, which shall act as exchange agent in connection with payment of the Merger Consideration pursuant to Section 5.3(a), or such other exchange agent selected by Parent and reasonably acceptable to the Company for the benefit of the holders of Company Shares and vested Options.

         Exchange Agent Agreement: The agreement between Parent and the Exchange Agent entered into for the benefit of the stockholders of the Company to provide for the payment of the Merger Consideration and the management of the Merger Payment Fund, pursuant to Section 5.3.

         Facilities: The real property, plant and equipment owned or leased by the Company and its Subsidiaries.

         Governmental Authority: The Federal government, any state, county, municipal, local or foreign government and any governmental agency, bureau, commission, authority or body.

         HSR Act: The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         Judgment: Any judgment, writ, injunction, order or decree of or by any court, judge, justice or magistrate, including any bankruptcy court or judge, having appropriate jurisdiction, and any adjudicative order of or by a Governmental Authority.

         Law: The common law and any statute, ordinance, code or other law, rule, regulation, order, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority or court.

         Lien: Any mortgage, lien or encumbrance, which (i) creates or confers an interest in property to secure payment or performance of a liability, obligation or claim, or which retains or reserves such an interest for such purpose; (ii) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of, or otherwise results or may result in any Person acquiring, any property or interest in property; (iii) restricts the transfer of, or the exercise of any rights in or the enjoyment of any benefits arising by reason of ownership of, any property; or (iv) otherwise constitutes an interest in, or claim against, property, whether arising pursuant to any Law, Judgment or any binding contract.

         Material Adverse Effect: Any change, event, occurrence or state of facts which is or which would reasonably be expected to lead to an adverse change in the consolidated balance sheet or Facilities of the Company or any of the Company's Subsidiaries, or Parent or any of Parent's Subsidiaries, as the case may be, which is material to the Company and its Subsidiaries, or Parent and its Subsidiaries, taken as a whole, as the case may be, other than any change or effect (i) arising out of general economic conditions, (ii) arising with respect to the industry in which Parent and the Company compete, but not specifically relating to Parent or the Company, (iii) arising out of or as a result of the public announcement of the Transactions, or (iv) arising out of events or facts set forth on the Company Disclosure Schedule or the Parent Disclosure Schedule.

         Merger: The merger of Merger Sub into and with the Company at Closing, as set forth in Section 2.1.

         Merger Consideration: The Parent Common Stock to be paid to the holders of Company Shares upon the effectiveness of the Merger, pursuant to Section 5.1.

         Merger Payment Fund: The aggregate number of shares of Parent Common Stock constituting the Merger Consideration payable pursuant to Section 5.1, which shall be delivered by Parent to the Exchange Agent pursuant to the Exchange Agent Agreement.

         Merger Sub: Cintas Image Acquisition Company, a Delaware corporation, which is the wholly owned direct subsidiary of Parent and which will be merged into and with the Company pursuant to the Merger.

         Option: Each option to purchase Company Stock issued pursuant to any of the Company's Option Plans, or otherwise granted by agreement to the Company's directors or employees, outstanding immediately prior to the Effective Time, whether or not vested.

         Option Plans: The Company's 1992 Stock Option Plan, as amended, and the Company's 1997 Stock Option Plan.

         Parent: Cintas Corporation, a Washington corporation.

         Parent Common Stock: Duly authorized shares of common stock, no par value per share, of Parent.

         Parent Disclosure Schedule: That schedule from Parent to the Company to be delivered upon the execution of this Agreement, and updated, subject to the approval of the Company, and redelivered at Closing, which sets forth certain disclosures concerning Parent and Merger Sub and their businesses.

         Parent Option Plans: Parent's Amended and Restated 1992 Stock Option Plan, all predecessor stock option plans and the Parent's 1994 Directors' Stock Option Plan.

         Parent Preferred Stock: Duly authorized shares of preferred stock, no par value per share, of Parent.

         Parent Share Price: The amount calculated pursuant to the definition of Conversion Number.

         Parent SEC Reports: The forms, reports and documents filed by Parent with the SEC since June 1, 1996.

         Person: Any natural person, corporation, limited liability company, general or limited partnership, joint venture, trust, association, unincorporated entity of any kind or Governmental Authority.

         Proxy Statement: The proxy statement and prospectus and forms of proxy in connection with the votes of the stockholders of the Company with respect to the Merger, this Agreement and the issuance of the Parent Common Stock pursuant to the Merger, respectively, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders.

         Representatives: Officers, employees, legal counsel, financial advisors, accountants or other authorized representatives of any of the parties hereto, to be provided access to information pursuant to Section 8.8.

         S-4 Registration Statement: A registration statement on Form S-4, as amended or supplemented, containing the Proxy Statement, in connection with the registration under the Securities Act of Parent Common Stock issuable upon conversion of the Company Shares.

         SEC: The United States Securities and Exchange Commission.

         Securities Act: The Securities Act of 1933, as amended (15 U.S.C.
Section 77a et seq.).

         Subsidiary: In reference to any entity, any corporation, or limited liability company a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.

         Substitute Option: An Option assumed by Parent as of the Effective Time, pursuant to Section 8.17.

         Superior Proposal: A bona fide Acquisition Proposal made by a third party, in each case on terms which the Board of Directors of the Company determines in its good faith reasonable judgment after consultation with its financial and legal advisors to be more favorable financially to the Company and its stockholders than the Transactions.

         Surviving Company: The Company, which shall be the survivor of the Merger, as set forth in Section 2.1.

         Taxes: All Federal, state, local, foreign and other taxes of any kind, including without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupation, value added, windfall profits taxes, customs duties or similar fees and assessments of any kind, including interest, penalties and additions to tax or additional amounts imposed by any governmental authority with respect thereto.

         Tax Returns: All returns, declarations, reports, information returns and statements with respect to Taxes of whatsoever kind.

         Transactions: The transactions contemplated by this Agreement, including the Merger and those contemplated by the Additional Agreements.

                  1.2 Additional Terms. Terms not set forth in Section 1.1, but otherwise defined in the body of this Agreement, shall have the specific meanings attributed to them in the text. Terms in the singular shall have the same meanings when used in the plural and vice versa.

                                   ARTICLE II
                               TERMS OF THE MERGER

                  2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company and Merger Sub shall consummate the Merger in which (a) Merger Sub shall be merged into and with the Company in accordance with the DGCL, (b) the separate existence of the Merger Sub shall thereupon cease, (c) the Company shall be the survivor to the Merger and, as the Surviving Company, shall continue its corporate existence under the DGCL as a wholly owned subsidiary of Parent, retaining its corporate name, and its other rights, privileges, immunities, powers and franchises, unaffected by the Merger, and shall assume all the rights and obligations of Merger Sub. The Merger shall have the effects set forth in the DGCL.

                  2.2 Effective Time. Subject to the terms and conditions of the Agreement, the parties hereto shall prepare and execute a Certificate of Merger substantially in the form of Exhibit 2.2, attached hereto. The Certificate of Merger shall be filed on the date of Closing (or such other date as agreed by Parent and the Company) with the Secretary of State of the State of Delaware in the manner provided in the DGCL and the Merger shall be effective at the Effective Time.

                  2.3 Closing. The Closing of the Merger shall occur at the offices of Bryan Cave LLP, 1200 Main, Suite 3500, Kansas City, MO 64105, commencing at 10:00 A.M., local time, on or before the third business day following the date on which the last of the conditions set forth in Article IX hereof shall have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other place, time and date as Parent and the Company may agree.

                                   ARTICLE III
                        CERTIFICATE OF INCORPORATION AND
                         BYLAWS OF THE SURVIVING COMPANY

                  3.1 Certificate of Incorporation. At the Effective Time and in accordance with the DGCL, the Certificate of Incorporation of the Company shall be amended and restated in its entirety in the Merger by adoption of the Certificate of Incorporation attached as Exhibit 3.1 hereto, and such Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Company.

                  3.2 The Bylaws. At the Effective Time and without any further action on the part of the Surviving Company, Parent, or the Merger Sub, the Bylaws of the Merger Sub shall be the Bylaws of the Surviving Company and thereafter may be amended or repealed in accordance with their terms, the Certificate of Incorporation of the Surviving Company and as provided by law.

                                   ARTICLE IV
                            DIRECTORS AND OFFICERS OF
                              THE SURVIVING COMPANY

                  4.1 Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company's Certificate of Incorporation and Bylaws.

                  4.2 Officers. The officers of the Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company's Certificate of Incorporation and Bylaws.

                                    ARTICLE V
                       MERGER CONSIDERATION; CONVERSION OR
                  CANCELLATION OF COMPANY SHARES IN THE MERGER

                  5.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, each Company Share, by virtue of the Merger and without any action on the part of the holder thereof, other than Company Shares owned by Parent, Merger Sub, or any direct or indirect wholly owned Subsidiary of Parent, shall be converted into the right to receive as Merger Consideration, that number of shares of Parent Common Stock equal to the Conversion Number upon surrender of the Certificate representing such Company Share, in accordance with Section 5.3. Exhibit 5.1 illustrates the calculation of the Conversion Number under varying circumstances.

                  5.2 Cancellation of Company Shares.

                  (a) All Company Shares to be converted into Parent Common Stock pursuant to Section 5.1 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and cease to exist, and each holder of a Certificate shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive for each of the Company Shares, upon the surrender of such Certificate in accordance with
                           Section 5.3, the Merger Consideration.

                  (b) At the Effective Time, each Company Share issued and outstanding and owned by Parent, Merger Sub or any direct or indirect wholly owned Subsidiary of Parent, immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and cease to exist without payment of any consideration therefor.

                  (c) At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holder thereof, be converted into shares of common stock of the Surviving Company pursuant to the Certificate of Merger.

                  5.3 Payment for Company Shares in the Merger. The manner of making payment for Company Shares in the Merger shall be as follows:

                  (a) At the Effective Time, pursuant to the Exchange Agent Agreement, attached hereto as Exhibit 5.3, Parent shall make available to the Exchange Agent, the aggregate number of shares of Parent Common Stock constituting the Merger Consideration payable pursuant to Section 5.1, which shall constitute the Merger Payment Fund. The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided for in this Section 5.3 out of the Merger Payment Fund. The Merger Payment Fund shall not be used for any purpose other than as described herein.

                  (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Company Shares represented by such Certificates the Merger Consideration. Until so surrendered, such Certificates shall represent solely the right to receive the Merger Consideration with respect to each of the Company Shares represented thereby. No interest shall be paid or accrue on the Merger Consideration payable upon surrender of the Certificates. If any payment of the Merger Consideration is to be made to a Person other than the one in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any applicable transfer or other similar Taxes, or shall establish to the satisfaction of the Exchange Agent that any such Tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Company Shares for any Merger Consideration delivered to a public official pursuant to applicable escheat law.

                  (c) Pursuant to the Exchange Agent Agreement, any portion of the Merger Payment Fund (including any dividends thereon or earnings or profits with respect thereto on Parent Common Stock) which remains unclaimed by the former stockholders of the Company for six months after the Effective Time shall be delivered to the Surviving Company, upon demand of the Surviving Company, and any former stockholders of the Company shall thereafter look only to the Surviving Company for payment of their claim for the Merger Consideration for the Company Shares. The Surviving Company's obligations to former stockholders of the Company with respect to the payment of Merger Consideration shall be guaranteed by Parent.

                  5.4 Transfer of Company Shares After the Effective Time. No transfers of Company Shares shall be made on the stock transfer books of the Company after the close of business on the business day preceding the date of the Effective Time.

                  5.5 Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of Company Shares shall be entitled to receive in lieu of any fractional shares of Parent Common Stock to which such holder otherwise would have been entitled pursuant to Section 5.1 (after taking into account all Company Shares then held of record by such holder) a cash payment in an amount equal to the product of (i) the fractional interest of a share of Parent Common Stock to which such holder otherwise would have been entitled and (ii) the Parent Share Price. Parent shall timely make available to the Exchange Agent cash in an amount sufficient to make the payments in lieu of fractional shares as aforesaid.

                                   ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth in the Company SEC Reports filed prior to the date of this Agreement and except as set forth in the Company Disclosure Schedule (each section of which qualifies the correspondingly numbered representation or warranty), the Company hereby represents and warrants to Parent and Merger Sub as follows:

                  6.1 Company Shares. The Company Shares, at the Effective Time, will constitute all of the issued and outstanding capital stock of the Company and all such shares of Company Shares will have been duly authorized, validly issued and shall be fully paid and non-assessable.

                  6.2 Capitalization. The entire authorized capital stock of the Company consists of

30,000,000 shares of common stock, having a per share par value of $.01 per share, and 150,000 shares of serial preferred stock, having a per share par value of $.01 per share. As of the date hereof, 9,659,305 shares of such common stock are issued (including treasury shares) and zero (0) shares of such serial preferred stock are issued and 255,909 shares of common stock are held in treasury. As of the date hereof, such shares constitute all of the issued and outstanding capital stock of the Company, all of which have been duly authorized, validly issued and are fully paid and non-assessable. All the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company, or by another wholly owned subsidiary of the Company, free and clear of all Liens, and are duly authorized, validly issued, fully paid and nonassessable. There are not as of the date hereof, and there will not be at the Effective Time, any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company, or the capital stock of any of its Subsidiaries. There are no outstanding or authorized options, warrants, subscriptions, calls, demands or rights of any character relating to the Company's capital stock, or the capital stock of its Subsidiaries, whether or not issued, which the Company, or any of its Subsidiaries, is a party to, including without limitation, securities convertible into or evidencing the right to purchase any capital stock or other securities of the Company or any of its Subsidiaries.

                  6.3 Corporate Organization, Qualification and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and is duly qualified to conduct its business and in good standing in every other jurisdiction in which its business is conducted, except where failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and its Subsidiaries has the corporate power to own or lease its respective properties and to carry on its business as now being conducted, wherever located. The Company's Subsidiaries are listed on the Company Disclosure Schedule and the Company owns no other interest in any corporation, partnership, limited liability company, proprietorship or any other business entity. The Company has heretofore made available to Parent complete and correct copies of its Certificate of Incorporation, as amended, and Bylaws, as amended, and the Articles of Incorporation and Bylaws, or other comparable charter or organizational documents, of its Subsidiaries, in each case as amended to the date of this Agreement.

                  6.4 Authorization of Agreement and Merger. The Company has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the Transactions (subject to the requisite approval of the Merger by stockholders of the Company holding a majority of the outstanding voting stock of the Company, pursuant to Section 251(c) of the DGCL). This Agreement, and the consummation by the Company of the Transactions have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than the requisite approval of the Merger by the stockholders of the Company and other than in connection with the actions to be taken pursuant to Section 8.6).

                  6.5 Enforceable Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming it constitutes the valid and binding agreement of Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company according to its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting the enforceability of contractual obligations and creditor's rights generally and by the application of equitable principles by courts of competent jurisdiction, sitting at law or in equity.

                  6.6 No Conflicts, Violations, Breaches or Defaults. The execution and delivery of this Agreement by the Company and its performance of the obligations hereunder, including its execution, delivery and performance of any Additional Agreements to which it is a party and the consummation of the Transactions, do not (a) conflict with or result in any breach of any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended, of the Company or the comparable charter or organizational documents of any of its Subsidiaries; (b) require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) in connection with the applicable requirements, if any, of the HSR Act; (ii) pursuant to the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder; (iii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business; (iv) such filing or consent as may be required under any environmental, health or safety Law; (v) such filing or consent as may be required by applicable state securities, or "blue sky" Laws; (vi) approvals, if any, required of state Governmental Authorities having jurisdiction over the Company (identified on the Company Disclosure Schedule); (vii) such filings, consents, approvals, orders, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any assets; (viii) filings with, and approval of, the Exchange; or (ix) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a Material Adverse Effect or materially adversely affect the ability of the Company to consummate the Transactions; (c) except as would not, individually or in the aggregate, have a Material Adverse Effect, conflict with or result in a breach or violation of, or constitute a default under, or result in (or create in any party the right to cause) the acceleration of any performance required by the Company or its Subsidiaries under, (i) any Judgment or Law to which they are subject or bound (subject to any consents, approvals, authorizations, permits, filings or notifications required under (b) above), or (ii) any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which the Company and/or its Subsidiaries are subject or bound; or (d) result in the creation of any Lien on any of the assets of the Company or its Subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect.

                  6.7 Company SEC Reports. Since January 1, 1996, the Company has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities Laws, all of which complied as of their respective dates in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. None of the Company SEC Reports, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  6.8 Financial Statements; Accounting Matters.

                  (a) The consolidated balance sheets and the related consolidated statements of earnings, stockholders' equity and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated results of its operations and its cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and except that the unaudited interim financial statements do not contain all of the footnote disclosure required by generally accepted accounting principles).

                  (b) Neither the Company nor, to the actual knowledge of the Company's officers, any of its affiliates, has taken or agreed to take any action that would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code and the Company has no reason to believe that the Merger will not qualify as "pooling of interests" for accounting purposes.

                  6.9 Proxy Statement; S-4 Registration Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or inclusion in the S-4 Registration Statement required to be filed in connection with the Transactions (or any amendment or supplement thereto) will, (a) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the times of the Company's Stockholder Meeting, and (b) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall promptly notify Parent if at any time prior to the Effective Time any event occurs with respect to the Company which is required to be described in an amendment of, or a supplement to, the S-4 Registration Statement, so that Parent can promptly file such with the SEC and disseminate it as required by Law. If at any time prior to the Company's Stockholder Meeting any event occurs with respect to the Company which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent, file such with the SEC and disseminate it to the Company's stockholders as required by Law. The Proxy Statement will (with respect to the Company and other information supplied by the Company for inclusion therein) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

                  6.10 Litigation. Except as appropriately reserved for in the financial statements included within the Company SEC Reports, there is no action, suit, claim, governmental investigation, arbitration or other proceeding pending, or, to the actual knowledge of the Company's officers, threatened in writing, against the Company or any of its Subsidiaries which, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect.

                  6.11 Taxes. The Company and each of its Subsidiaries has timely filed (or, as to its Subsidiaries, the Company has timely filed on their behalf) all material Tax Returns required to be filed by it, has paid (or, as to its Subsidiaries, the Company has paid on their behalf) all Taxes shown thereon to be due and has provided (or, as to its Subsidiaries, the Company has made provision on their behalf) reserves in accordance with generally accepted accounting principles in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns, except where the failure to pay or provide for such Taxes would not, individually or in the aggregate, have a Material Adverse Effect, and (i) no material claim for unpaid Taxes has been asserted against the Company or any of its Subsidiaries in writing by a tax authority or has become a Lien (except for Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and that have been reserved against in accordance with generally accepted accounting principles) against the property of the Company or any of its Subsidiaries, except as to such matters as would not, individually or in the aggregate, have a Material Adverse Effect, (ii) as of the date of this Agreement, no audit of any Tax Return of the Company or any of its Subsidiaries is being conducted by a tax authority, and (iii) as of the date of this Agreement, no extension of the statute of limitations on the assessment of any Taxes has been granted by Company or any of its Subsidiaries and is currently in effect. Neither the Company nor any of its Subsidiaries is or has been a member of any consolidated, combined, unitary or aggregate group for tax purposes except such a group consisting only of the Company and its Subsidiaries.

                  6.12 Environmental Laws and Regulations. The Company and each of its Subsidiaries are in compliance with Environmental Laws (as defined below), except for non-compliance that would not, individually or in the aggregate, have or could reasonably be expected to have a Material Adverse Effect. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature that reasonably could be expected to result in the imposition, on the Company or any of its Subsidiaries, of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state, federal, national or supernational environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, "Environmental Laws"), pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, which liability or obligation would have a Material Adverse Effect. To the knowledge of the Company, during or prior to the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective properties, (ii) its or any of its Subsidiaries' participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there was no release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment or decree by or with any court, Governmental Authority, regulatory agency or third party imposing any material liability or obligations pursuant to or under any Environmental Law that would have a Material Adverse Effect.

                  6.13 Compliance with Applicable Laws. The businesses of the Company and its Subsidiaries are not being conducted in violation of any Law, except for possible violations which, individually or in the aggregate, would not have a Material Adverse Effect.

                  6.14 Title to Properties. The Company and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all their respective properties and assets except for such as are no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, encroachments, restrictive covenants and similar encumbrances or impediments that would not, individually or in the aggregate, have a Material Adverse Effect. All such assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens except for Liens that would not, individually or in the aggregate, have a Material Adverse Effect.

                  6.15 Insurance. The Company and its Subsidiaries have obtained and currently maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is reasonably prudent, and each is maintaining in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with the activities of the Company or its Subsidiaries or any properties owned, occupied or controlled by the Company or its Subsidiaries, in such amount as reasonably deemed necessary by the Company or its Subsidiaries.

                  6.16 Employee Benefit Matters.

                  (a) The Company has furnished to Parent true and complete copies of all material employee benefit plans within the meaning of Section 3(3) of ERISA that covers employees, directors, former employees or former directors of the Company and its Subsidiaries, all as listed in the Company Disclosure Schedule. In addition, the Company has furnished any trust agreements or insurance contracts forming a part of any such employee benefit plans maintained by the Company, a copy of the most recent determination letter for any such employee benefit plan which is an employee pension benefit plan within the meaning of
                           Section 3(2) of ERISA and is intended to comply with
                           Section 401(a) of the Code, and a copy of the most recent Form 5500, if applicable.

                  (b) Each of the employee benefit plans maintained by the Company and its Subsidiaries is in substantial compliance with all applicable Laws including ERISA and the Code, except for any noncompliance that would not have a Material Adverse Effect. The Company is not aware of any event (i) that would adversely affect any determination letter issued for any such employee benefit plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA and is intended to comply with Section 401(a) of the Code or (ii) that has occurred to cause the basis for imposition of an excise or penalty tax.

                  (c) All contributions required to be made under the terms of any such employee benefit plan have been timely made or have been reflected on the latest consolidated balance sheet of the Company in accordance with generally accepted accounting principles applied on a consistent basis. No condition exists that is reasonably likely to subject the Company or any of its Subsidiaries to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502 of ERISA or liability under Sections 4975, 4976, or 4980B of the Code or the loss of a federal tax deduction under Section 280G of the Code or other liability with respect to such employee benefit plans that would have a Material Adverse Effect.

                  (d) No employee benefit plan is a "multiemployer plan" as such term is defined in Section 4001(a)(3) of ERISA or Section 414(f) of the Code or a multiemployer plan described in clauses (i) or (ii) of Section 3(37)(A) of ERISA; is subject to Title IV of ERISA; or is a part of a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

                  (e) There are no pending, threatened, or anticipated claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the employee benefit plans or any trusts related thereto that would have a Material Adverse Effect.

                  6.17 Broker's Fees. Except for the fees and expenses payable to Goldsmith, Agio, Helms and Company and George K. Baum & Company, the Company's financial advisors, which are reflected in their agreements with the Company, true and correct copies of which have been furnished to Parent, the Company has not employed any investment bank, broker, finder, consultant or other intermediary, which would be entitled to any fee or commission from the Company in connection with the Transactions.

                  6.18 Opinions of Financial Advisors. The Board of Directors of the Company has received the opinions of Goldsmith, Agio, Helms and Company and George K. Baum & Company, the Company's financial advisors, to the effect that the Merger Consideration is fair to the stockholders of the Company other than Parent, from a financial point of view.

                  6.19 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports, since January 28, 1998, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any change which has had a Material Adverse Effect, or (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                  6.20 Intellectual Property. The Company and its Subsidiaries own or have a valid and enforceable license to use all trademarks, service marks, trade names, patents and copyrights (in each case, free and clear of any material Liens) (collectively, "Company Intellectual Property") necessary to carry on its business substantially as currently conducted, except for such Company Intellectual Property the failure of which to own or validly license individually or in the aggregate would not have a Material Adverse Effect and the consummation of the Merger and the other Transactions will not result in the loss of any such rights (or require the payment of any material additional fees or royalties in order to maintain such rights). Neither the Company nor any Subsidiary has received any notices of infringement of or conflict with, and, to the knowledge of the Company, there are no infringements of or conflicts with the rights of others with respect to, any Company Intellectual Property that individually or in the aggregate, in either such case, would have a Material Adverse Effect.

                  6.21 Contracts. Neither the Company nor any of its Subsidiaries is a party to or bound by any agreement (i) which would prohibit or materially delay the consummation of the Merger or any of the Transactions contemplated thereby or (ii) the performance of which, in accordance with the terms thereof, would have a Material Adverse Effect.

                  6.22 Labor Matters. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by, and none of their employees is subject to, any collective bargaining agreement relating to the term and conditions of employment for any group of employees (any such agreement, memorandum or document, a "Collective Bargaining Agreement"), and as of the date of this Agreement there are no labor unions or other organizations representing or, to the knowledge of the Company, purporting to represent, any employees employed by any of the Company and its Subsidiaries. As of the date of this Agreement, no labor union is currently engaged in or, to the knowledge of the Company, threatening, organizational efforts with respect to any employees of the Company or any of its Subsidiaries.

                  6.23 State Takeover Statutes. The Board of Directors of the Company has approved this Agreement and the Transactions contemplated hereby and such approval constitutes approval of the Merger and Transactions by the Company Board of Directors under the provisions of Section 203 of the DGCL such that
Section 203 of the DGCL does not apply to this Agreement and the Transactions. No other state takeover statute is applicable to the Merger or the Transactions contemplated hereby.

                  6.24 Year 2000 Compatibility. The Company has developed and is executing a plan (the "Y2K Plan") to address significant year 2000 compatibility issues. In the case of certain equipment with imbedded chips where testing for year 2000 compliance is impossible or impractical, the Y2K Plan may include plans and strategies for replacing such capability with redundant capacity within the Company or with alternative third party sourcing with comparable quality and pricing, excluding any provider of basic services and utilities. The Company represents and warrants that: (i) significant date-sensitive hardware, software, processes, procedures, interfaces and similar operating systems used within the Company's operations contain acceptable design and performance specifications so that such systems will not abruptly end or provide invalid or incorrect results during the operation of the Company's business on or after January 1, 2000 or the Company's Y2K Plan makes reasonable provision for addressing any noncompliant specifications; (ii) all such operating systems have been designed to ensure year 2000 compatibility including, but not limited to: date data century recognition, calculations that accommodate same century and multi-century formulas and date values, date data interface values that reflect the century, and which include year 2000 leap year calculations or the Company's Y2K Plan makes reasonable provision for modifying the design and/or replacing such systems; (iii) the Company is making all reasonable efforts to confirm with all of its material suppliers that all date-sensitive hardware, software, processes, procedures, interfaces and similar operating systems used within such supplier's operations contain acceptable design and performance specifications so that such systems will not abruptly end or provide invalid or incorrect results during the operation of the Company's business on or after January 1, 2000 and that all such operating systems have been designed to ensure year 2000 compatibility including, but not limited to: date data century recognition, calculations that accommodate same century and multi-century formulas and date values, date data interface values that reflect the century, and which include year 2000 leap year calculations, so that such material suppliers' operations will not cause a disruption in the Company's supply, except to the extent that the failure of such representation or warranty as set forth in this Section 6.24 to be true would not have a Material Adverse Effect.

                                   ARTICLE VII
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                  Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement and except as set forth in the Parent Disclosure Schedule (each section of which qualifies the correspondingly numbered representation or warranty), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

                  7.1 Capitalization. The entire authorized capital stock of the Parent consists of 300,000,000 shares of Parent Common Stock, no par value per share and 100,000 shares of Parent Preferred Stock no par value. As of the date hereof, 105,596,357 shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding and no shares of Parent Common Stock or Parent Preferred Stock are held in treasury. As of the date hereof, such shares constitute all of the issued and outstanding capital stock of the Parent, all of which have been duly authorized, validly issued and are fully paid and non-assessable. All outstanding shares of capital stock of Parent's Subsidiaries are owned by Parent or a direct or indirect wholly owned subsidiary of Parent, free and clear of all Liens, and are duly authorized, validly issued, fully paid and nonassessable. There are not as of the date hereof, and there will not be at the Effective Time, any stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or to which it is bound relating to the voting of any shares of the capital stock of Parent. As of the date hereof, 925,050 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding options under the Parent Option Plans. Except pursuant to the Parent Option Plans, and as set forth in the Parent Disclosure Schedule, there are no outstanding or authorized options, warrants, agreements, subscriptions, calls, demands or rights of any character relating to the Parent's, or Parent's Subsidiaries' capital stock, whether or not issued, including without limitation, securities convertible into or evidencing the right to purchase any capital stock or other securities of Parent or any of its Subsidiaries. Parent does not own, directly or indirectly, any capital stock of the Company.

                  7.2 Corporate Organization, Qualification and Power. Each of Parent, its Subsidiaries and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and is duly qualified to conduct its business in every other jurisdiction in which its business is conducted, except where failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries has the corporate power to own or lease its respective properties and to carry on its business as now being conducted, wherever located. Neither Parent nor Merger Sub owns any material interest in any corporation, partnership, proprietorship or any other business entity. Each of Parent and Merger Sub has heretofore made available to the Company complete and correct copies of their respective Articles of Incorporation, Certificate of Incorporation and Bylaws.

                  7.3 Authorization of Agreement and Merger. Each of Parent and Merger Sub has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the Transactions. This Agreement, and the consummation by Parent and Merger Sub of the Merger and the other Transactions have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub and the sole stockholder of Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than in connection with the actions to be taken pursuant to Section 8.6).

                  7.4 Enforceable Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming it constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them according to its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting the enforceability of contractual obligations and creditor's rights generally and by the application of equitable principles by courts of competent jurisdiction, sitting at law or in equity.

                  7.5 No Conflicts, Violations, Breaches or Defaults. The execution and delivery of this Agreement by each of Parent and Merger Sub and its performance of the obligations hereunder, including its execution, delivery and performance of any Additional Agreements to which it is a party and the consummation of the Transactions, do not (a) conflict with or result in any breach of any provision of the respective Articles of Incorporation, Certificate of Incorporation or Bylaws of Parent or Merger Sub; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) in connection with the applicable requirements, if any, of the HSR Act; (ii) pursuant to the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder; (iii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Parent or any of its Subsidiaries is authorized to do business; (iv) such filing or consent as may be required under any environmental, health or safety Law; (v) such filing or consent as may be required by applicable state securities, or "blue sky" Laws; (vi) approvals, if any, required of state Governmental Authorities having jurisdiction over Parent or any of its Subsidiaries; (vii) such filings, consents, approvals, orders, registrations, declarations and filings as may be required under the laws of any foreign country in which Parent or any of its Subsidiaries conducts any business or owns any assets; (viii) filings with, and approval of the Exchange; or (ix) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a Material Adverse Effect on Parent or its Subsidiaries or materially adversely affect the ability of Parent to consummate the Transactions; (c) except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, conflict with or result in a breach or violation of, or constitute a default under, or result in (or create in any party the right to cause) the acceleration of any performance of the Parent or its Subsidiaries under, (i) any Judgment or Law to which they are subject or bound (subject to any consents, approvals, authorizations, permits, filings or notifications required under (b) above), or (ii) any mortgage, bond, indenture, agreement, contract, license or other instrument or obligations to which Parent and/or its Subsidiaries are subject or bound; or (d) result in the creation of any Lien on any of the assets of Parent or its Subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect on Parent or Merger Sub.

                  7.6 Parent SEC Reports. Since June 1, 1996, Parent has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities Laws, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. None of the Parent SEC Reports, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  7.7 Financial Statements; Accounting Matters.

                  (a) The consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of Parent and its Subsidiaries as of their respective dates, and the consolidated results of its operations and its cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and except that the unaudited interim financial statements do not contain all of the footnote disclosure required by generally accepted accounting principles).

                  (b) Neither Parent, Merger Sub nor, to the actual knowledge of Parent's officers, any of their affiliates, have taken or agreed to take any action that would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and Parent has no reason to believe that the Merger will not qualify as "pooling of interests" for accounting purposes.

                  7.8 Proxy Statement; S-4 Registration Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the

Proxy Statement or inclusion in the S-4 Registration Statement required to be filed in connection with the Transactions (or any amendment or supplement thereto) will, (a) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Company's Stockholder Meeting and (b) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event occurs with respect to Parent, its officers and directors, or any of its Subsidiaries, which is required to be described in an amendment of, or a supplement to, the S-4 Registration Statement, Parent will promptly file such with the SEC and disseminate it as required by Law to the stockholders of Parent. If at any time prior to the Company's Stockholder Meeting any event occurs with respect to Parent which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company, file such with the SEC and disseminate it to Parent's stockholders as required by Law. The Proxy Statement will (except with respect to information relating to the Company) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, and the S-4 Registration Statement (except for information relating to the Company) will comply as to form in all material respects with the provisions of the Securities Act.

                  7.9 Litigation. Except as disclosed in or appropriately reserved for in the financial statements included within the Parent SEC Reports, there is no action, suit, claim, governmental investigation, arbitration or other proceeding pending, or, to the actual knowledge of Parent's officers, threatened in writing, against Parent which, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on Parent.

                  7.10 Taxes. Each of Parent and its Subsidiaries has (a) filed all material Tax Returns that they are required to file through the date hereof and shall prepare and file all material Tax Returns required to be filed after the date hereof and on or before the Effective Time and (b) paid or provided for the payment of all Taxes due and owing for the periods covered by such Tax Returns and all Taxes, if any, required to be paid for which no return is required, except in either case where the failure to file such returns or to pay or provide for such Taxes would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

                  7.11 Environmental Laws and Regulations. Parent and each of its Subsidiaries (a) are in compliance with Environmental Laws, except for non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and (b) have not received written notice of, or, to the actual knowledge of Parent's officers, is the subject of an Environmental Claim which, individually or in the aggregate, would have a Material Adverse Effect on Parent.

                  7.12 Compliance with Applicable Laws. The businesses of Parent and its Subsidiaries are not being conducted in violation of any Law, except for violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Parent.

                  7.13 Broker's Fees. Parent has not employed any investment bank, broker, finder, consultant or other intermediary, which would be entitled to any fee or commission from Parent in connection with the Transactions.

                  7.14 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions. Merger Sub has no Subsidiaries.

                  7.15 Authorization for Parent Common Stock. Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to Article V. Parent Common Stock issued pursuant to Article V will, when issued, be validly issued, fully paid and nonassessable and no Person will have any preemptive right of subscription or purchase in respect thereof. Such Parent Common Stock will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws and will, when issued, be listed on the Exchange, subject to notice of official issuance.

                                  ARTICLE VIII
                    CONDUCT PENDING THE CLOSING AND COVENANTS

                  8.1 Conduct of Business by Company and Parent. Each of the Company and Parent covenants and agrees that prior to the Effective Time, unless the other party agrees in writing or as otherwise contemplated by this Agreement, it will conduct its business and day to day operations (including those of any Subsidiary) in the ordinary and usual course of business, consistent with its past custom and practice, and will seek to preserve intact its business organization and goodwill, keep in full force and effect all material rights, licenses, permits and franchises relating to such business, and maintain satisfactory relationships with suppliers, customers and others having business relationships with it. Each of the Company and Parent specifically agrees that, prior to the Effective Time, unless the other party otherwise agrees in writing or as otherwise contemplated by this Agreement, neither the Company nor Parent, nor any of the Company's Subsidiaries or Parent's Subsidiaries, will:

                  (a) except pursuant to the Option Plans, the Directors Plan or the other obligations set forth on the Company Disclosure Schedule or Parent Disclosure Schedule or pursuant to the Parent Option Plans, or in connection with acquisitions of stock or assets of other businesses by Parent or its Subsidiaries, issue, deliver, sell or dispose of, pledge or otherwise encumber (i) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for or creating the right to subscribe for any share of capital stock, or any rights, warrants, options, calls, or any other agreement of any kind to purchase or acquire any share of capital stock or such securities, or (ii) any securities exchangeable for, in respect of, or in substitution for Company Stock or Parent Common Stock currently outstanding;

                  (b) except pursuant to existing employee benefit plans, redeem, purchase or otherwise acquire any of its outstanding capital stock;

                  (c) split, combine, subdivide or reclassify any share of its capital stock, or declare, set aside or pay any dividend, or make any distribution, on its capital stock, except the declaration and payment of regular quarterly, semi-annual or annual cash dividends in accordance with past dividend policy (or dividends by a wholly owned Subsidiary);

                  (d) amend its respective Certificate/Articles of Incorporation or Bylaws;

                  (e) take any action, or fail to take any necessary action that would prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code;

                  (f) except as contemplated by this Agreement, take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at the Effective Time;

                  (g) except as permitted by Section 8.5, take any action that would, or that could reasonably be expected to, cause any condition to Closing, as set forth in
                           Article IX hereof, to not be satisfied; or

                  (h) authorize, propose or announce an intention to do any of the foregoing, or enter into any contract or agreement to do any of the foregoing.

                  8.2 Conduct of Business of Merger Sub. During the period of time from the date of this Agreement to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                  8.3 Environmental Consultants, Adjustment to Company Share Price and Merger Consideration.

                  (a) Counsel to Parent or Merger Sub has engaged the services of Environ Corporation to perform specified environmental investigation and testing with respect to the specified plants listed on Exhibit 8.3(a)(1) (the "Specified Plants"). The scope of the investigation and testing to be conducted will be subject to the terms of Exhibit 8.3(a)(2). All such investigation and testing shall be completed as soon as reasonably practicable after the date hereof.

                  (b) Counsel to Parent and the Company will each engage an environmental expert (the selection of each expert will be subject to the reasonable approval of the other party) (the "Parties' Experts"), and counsel to Parent and the Company will jointly engage a third environmental expert, to be mutually selected by Parent and the Company (if Parent and the Company are unable to agree on the third expert, the Parties' Experts shall select the third expert) (the "Independent Expert"). Using the test results and information developed pursuant to Section 8.3(a), the Parties' Experts and the Independent Expert will each prepare an estimate (the "Environmental Liability Estimates") of the most likely out of pocket cost (including, without limitation, environmental testing, remediation expenses, environmental consulting fees, legal fees and government agency costs) that will be incurred by the Company in connection with any required remediation of the soil and groundwater at the Specified Plants (the "Environmental Liability"). Such estimates shall be computed in accordance with the specifications and assumptions set forth on Exhibit 8.3(a)(2).

                  (c) As soon as the Parties' Experts have completed their Environmental Liability Estimates, each of the Parties' Experts shall submit its Environmental Liability Estimates to the Company and Parent, which estimates shall be on a per plant basis and in such detail so as to confirm that such estimates were prepared in accordance with the provisions of this Agreement. If the difference between such Environmental Liability Estimates is in the aggregate less than twenty-five percent (25%) of the higher of the two estimates, then the Company Share Price shall be adjusted pursuant to Section 8.3(d) using the average of the two Environmental Liability Estimates; provided, however, if the higher of the two Environmental Liability Estimates is less than or equal to $570,000, then no adjustment shall be made to the Company Share Price. If the difference between the Environmental Liability Estimates is equal to or greater than twenty-five percent (25%) of the higher of the two estimates and if the higher of the two estimates is more than $570,000, representatives of the Company and Parent shall meet as soon as practicable, but not later than February 17, 1999, to attempt to reach agreement as to the Estimate Average (as defined below), and such amount, if determined, shall be used to calculate the reduction in Company Share Price, if any, pursuant to Section 8.3(d). If the Company and Parent are unable to reach agreement by February 19, 1999, (i) the Independent Environmental Expert shall, as soon as practical, deliver its Environmental Liability Estimate to the Company and Parent, and (ii) the average of the two Estimates closest in amount (among those prepared by the three (3) environmental experts) shall equal the Estimate Average for purposes of determining the reduction in Company Share Price, pursuant to Section 8.3(d). In all instances, the Estimate Average and the calculation of the reduction, if any, in the Company Share Price shall be determined no later than February 23, 1999.

                           (i)      If the average of the Environmental
                                    Liability Estimates calculated pursuant to
                                    Section 8.3(c) (the "Estimate Average") is less than or equal to the $570,000, then no adjustment shall be made to the Company Share Price;

                           (ii) If the Estimate Average exceeds $570,000, the Company Share Price shall be reduced by $.01 for each $100,000 (rounded to the nearest $100,000) by which the Estimate Average exceeds $570,000.

                  (e) Notwithstanding the foregoing, no adjustment shall be made to the Company Share Price to the extent the Company, prior to the determination of the Estimate Average, has obtained a new insurance policy or policies and/or has entered into a new contractual arrangement whereby the Company shall be indemnified for or relieved of responsibility for payment of the particular Environmental Liability, which insurance and/or contract are acceptable to Parent in its reasonable discretion. Any premiums required to be paid in connection with such insurance shall be included in the Estimate Average.

                  (f)      Parent or Merger Sub shall pay for all costs under
                           Section 8.3(a)-(c), except (i) the Company will pay for the fees and expenses of the environmental expert it selected pursuant to Section 8.3(b), and (ii) the Company shall pay one-half of the fees and expenses of the Independent Expert.

                  (g) All costs incurred pursuant to this Section 8.3 shall be included in the Estimate Average.

                  8.4 Additional Covenants of the Company. The Company agrees, in addition to the covenants set forth in Section 8.1, that prior to the Effective Time, without the express written consent of Parent, neither the Company nor any of the Company's Subsidiaries will:

                  (a) adopt a plan of liquidation dissolution, merger (other than the Merger), consolidation, restructuring, or other reorganization of the Company or any Subsidiary, except as set forth on the Company Disclosure Schedule;

                  (b) terminate, establish, adopt, enter into, or make any new grants or awards of stock based compensation or other benefits under, amend or otherwise modify the Option Plans, the Directors Plan or any Company benefit plan or arrangement or, increase the salary, wage, bonus or other compensation of directors, officers or key employees (except the Company may increase compensation for key employees in customary amounts, but not in excess of 5%);

                  (c) except in the ordinary course of business, consistent with past practice, incur any debt for borrowed money or guarantee any such debt or encumber any asset in connection with any such debt, or make any loans, advances or capital contributions to, or investments in any other Person, other than a wholly owned Subsidiary;

                  (d) make any acquisition, through merger, consolidation or otherwise, except as set forth on the Company Disclosure Schedule;

                  (e) make any capital expenditure or commitment in excess of $100,000; or

                  (f) purchase any shares of Company Stock pursuant to any existing or hereinafter enacted stock repurchase plan or otherwise purchase any shares of Company Stock.

                  8.5 Acquisition Proposals. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage, or take any other actions designed to facilitate, any inquiries or the making of any proposal which constitutes an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal. Further, the Company and its officers and directors will cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Proposal. Notwithstanding the foregoing, if the Board of Directors of the Company reasonably determines that it has received a Superior Proposal, the Company may furnish information and access to the Person who has submitted such Superior Proposal pursuant to confidentiality agreements, and may participate in discussions and negotiate with such Person concerning any proposed merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company. Notwithstanding the foregoing, nothing herein shall require the Company's Board of Directors on behalf of the Company (a) to act, or refrain from acting, in any manner which, in the opinion of such Board of Directors after consultation with its legal counsel, would be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law, (b) to fail to comply with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, or (c) to fail to make any public statement required by Law or the requirements of the Exchange. If the Company receives a Superior Proposal, the Company shall immediately advise Parent in writing of the terms of the Superior Proposal and the identity of the Person making the Superior Proposal.

                  8.6 Stockholders' Approval.

                  (a) The Company shall promptly submit this Agreement and the Transactions for the approval of its stockholders at the Company's Stockholder Meeting. The Company shall use all reasonable efforts to obtain stockholder approval and adoption of this Agreement and the Transactions (including the recommendation by the Company, through its Board of Directors, to its stockholders of the approval of the Transactions) subject, in each case, to the determination of the Board of Directors of the Company after consultation with its counsel that the foregoing actions would not be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law. The Company will use all reasonable efforts to hold the Company's Stockholder Meeting as soon as practicable following the date upon which the S-4 Registration Statement becomes effective. Without limiting the generality of the foregoing, but subject to its right to terminate this Agreement as set forth herein, the Company agrees that its obligations pursuant to the first sentence of this Section 8.6(a) shall not be affected by an Acquisition Proposal, including any Superior Proposal.

                  (b) Notwithstanding the foregoing, the Board of Directors of the Company may at any time prior to the Effective Time withdraw, modify or change any recommendation and declaration regarding this Agreement, the Merger, or the other Transactions, or recommend and declare advisable a Superior Proposal, if in the opinion of such Board of Directors, after consultation with its counsel, the failure to so withdraw, modify or change its recommendation and declaration would reasonably likely be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law.

                  8.7 All Reasonable Efforts.

                  (a) Subject to the terms and conditions herein, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including using all reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions, including, but not limited to, (i) filings under the HSR Act and any other submissions requested by any Governmental Authority and (ii) required approvals under the applicable state Laws and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite votes of the stockholders of the Company, and Merger Sub.

                  (b) Notwithstanding the foregoing, the Company shall not be obligated to use all reasonable efforts to take any action pursuant to this Section 8.7 if in the opinion of its Board of Directors after consultation with its counsel such actions would be reasonably likely to be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law.

                  8.8 Access to/Confidentiality of Information. Upon reasonable notice, each of the Company and Parent shall (and shall cause its Subsidiaries to) afford to each other's Representatives, so that they may evaluate the Transactions, reasonable access during normal business hours throughout the period prior to the Effective Time, to its properties, personnel, books and records and other information as reasonably requested under the circumstances, and, during such period, furnish promptly to such Representatives the specific information concerning its business, properties and personnel as listed on the Parent Disclosure Schedule. Each of the Company and Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 8.8 for any purpose unrelated to the consummation of the Transactions.

                  8.9 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcement pertaining to the Merger and the other Transactions and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with the Exchange, in which case the party proposing to issue such press release or make such public announcement shall use all reasonable efforts to consult in good faith with the other party before any such issuance or announcement.

                  8.10 Indemnification of Directors and Officers.

                  (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Company to, indemnify and hold harmless each present and former director and officer of the Company and/or its Subsidiaries (when acting in such capacity) determined as of the Effective Time, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL (and the Surviving Company shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). Notwithstanding the above, such indemnification shall not be applicable to any claims made against any Indemnified Party if a judgment or other final adjudication established that his or her acts or omissions (A) were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so deliberated or (B) arose out of, were based upon or were attributable to the gaining in fact of any financial profit or other advantage to which he or she was not legally entitled.

                  (b)      Any Person wishing to claim indemnification under
                           Section 8.10(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Company thereof, but the failure to so notify shall not relieve the Surviving Company of any liability it may have to such Person if such failure does not materially prejudice the Surviving Company. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time),
                           (i) the Surviving Company shall have the right to assume the defense thereof and the Surviving Company shall not be liable to any Person seeking indemnification under Section 8.10(a) for any legal expenses of other counsel or any other expenses subsequently incurred by such Person in connection with the defense thereof, except that if the Surviving Company elects not to assume such defense or counsel for such Person advises that there are issues which raise conflicts of interest between the Surviving Company and such Person, such Person may retain counsel satisfactory to them, and the Surviving Company shall pay all reasonable expenses of such counsel for such Person promptly as statements therefor are received, (ii) such Persons will cooperate in the defense of any such matter, and
                           (iii) the Surviving Company shall not be liable for any settlement effected without its prior written consent.

                  (c) The Surviving Company shall maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time with coverage in amount and scope at least as favorable as the Company's existing directors' and officers' liability insurance coverage for a period of five years after the Effective Time.

                  (d) If Parent, the Surviving Company or any of their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 8.10.

                  (e) The provisions of this Section 8.10 are intended for the benefit of, and shall be enforceable by, the Persons with rights of indemnification, their heirs and their representatives.

                  8.11 Employees.

                  (a) Except as set forth on the Parent Disclosure Schedule, for a period of two years following the Effective Time, Parent agrees to provide employee benefit plans, programs, arrangements and policies for the benefit of employees of the Company and its Subsidiaries not subject to collective bargaining that in the aggregate as determined by Parent acting reasonably, are no less favorable than those of the Company plans, programs, arrangements or policies prior to the Effective Time. All service credited to each employee by the Company or its Subsidiaries through the Effective Time shall be recognized by Parent for all purposes, including for purposes of eligibility, vesting and benefit accruals under any employee benefit plan provided by Parent for the benefit of the employees except that employees will not be credited with their years of service with the Company for purposes of determining benefits accruals pursuant to the Parent's Partners Plan.

                  (b) Parent and the Surviving Company hereby agree to honor (without modification) and assume the retention program, enhanced severance plan and noncompetition and severance agreements listed on the Company Disclosure Schedule, all as in effect at the Effective Time. The Company agrees not to amend or modify such programs, plans and agreements prior to the Effective Time without Parent's written consent. Anything in this Agreement to the contrary notwithstanding, the Company may establish an escrow arrangement and fund such escrow as contemplated under the Severance and Noncompetition Agreements listed in the Company Disclosure Schedule and Parent and the Company hereby agree to honor and assume such escrow arrangement without modification.

                  (c)      Notwithstanding any other provision set forth in
                           Section 8.11, with respect to employees who are subject to a collective bargaining agreement, all benefits shall be provided only in accordance with the applicable collective bargaining agreement.

                  8.12 Registration Statement. Parent and the Company will, as promptly as practicable, prepare and file with the SEC the Proxy Statement, with form of proxy in connection with the vote of Company stockholders with respect to the Merger, this Agreement and the issuance of the Parent Common Stock pursuant to the Merger, respectively. Parent will, as promptly as practicable, prepare and file with the SEC the S-4 Registration Statement, containing the Proxy Statement, in connection with the registration under the Securities Act of Parent Common Stock issuable upon conversion of the Company Shares. Parent and the Company will each use all reasonable efforts to have or cause the S-4 Registration Statement declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions and certificates, and will take any other action required or necessary to be taken under federal or state securities Laws or otherwise in connection with the registration process. The Company will use all reasonable efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date. The Company and Parent will cooperate with respect to the Company's Stockholders Meeting and the Company shall use all reasonable efforts to hold such meeting as soon as practicable after the date hereof.

                  8.13 Exchange Listing. Parent shall cause the Parent Common Stock constituting the Merger Consideration to be listed on the Exchange, subject to notice of official issuance thereof.

                  8.14 Affiliates.

                  (a) Company shall deliver to Parent a letter identifying all Persons whom the Company believes to be, at the date of the Company's Stockholders Meeting, "affiliates" of such party for purposes of applicable interpretations regarding use of the pooling-of-interests accounting method and for purposes of Rule 145 under the Securities Act. The Company shall use all reasonable best efforts to cause each Person who is identified as an "affiliate" in the letter referred to above to deliver to Parent on or prior to the date of the Company's Stockholders Meeting a written agreement, in the form attached hereto as Exhibit 8.14.

                  (b) The shares of Parent Common Stock issued to affiliates of the Company in exchange for Company Shares shall not be transferable until such time as financial results covering at least 30 days of combined operations of Parent and the Company shall have been published within the meaning of Section
                           201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section, except to the extent permitted by, and in accordance with SEC Accounting Series Release 135 and SEC Staff Accounting Bulletins 65 and
                           76. Any Company Shares held by any such affiliate shall not be transferable, regardless of whether such affiliate has provided the applicable written agreement referred to in this Section, if such transfer, either alone or in the aggregate with other transfers by affiliates, would preclude Parent's ability to account for the business combination to be effected by the Merger as a pooling of interests. Parent shall not register the transfer of any Certificate unless such transfer is made in compliance with the foregoing.

                  8.15 Letters of Accountants. Each of the Company and Parent shall use their reasonable efforts to cause to be delivered to the other the "comfort" letters of KPMG Peat Marwick LLP and Ernst & Young LLP, independent accountants to each such party, respectively, dated a date within two business days before the date on which the S-4 Registration Statement shall become effective and addressed to the other, in form and substance reasonably satisfactory to the other and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the S-4 Registration Statement and Proxy Statement.

                  8.16 Reorganization. Neither the Company nor Parent and its Subsidiaries will take any action that would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

                  8.17 Stock Options.

                  (a) All Options outstanding at the Effective Time, shall remain outstanding following the Effective Time and will continue in accordance with their current terms (except to the extent such terms and conditions are altered in accordance with their terms as a result of the consummation of the Transactions including the terms which apply in the event of a "change of control" of the Company). A listing of outstanding Options as of the date hereof, showing what portions of such Options are exercisable as of such date, the dates upon which such Options expire, the exercise prices of such Options, and whether such Options are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code, is set forth on the Company Disclosure Schedule. At the Effective Time, the Options shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be assumed by Parent in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code or (ii) to the extent that
                           Section 424 of the Code does not apply to any such Options, would be such a corporation were Section 424 of the Code applicable to such Options. From and after the Effective Time, all references to the Company in the Option Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to Parent which shall have assumed the Option Plans as of the Effective Time by virtue of this Agreement and without any further action. Each Substitute Option assumed by Parent shall be exercisable upon the same terms and conditions as under the applicable Option Plan and/or the applicable agreement, except that (A) each such Substitute Option shall be exercisable for, and represent the right to acquire, that whole number of shares of Parent Common Stock (rounded up or down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Option multiplied by the Conversion Number; and (B) the option price per share of Parent Common Stock shall be an amount equal to the option price per share of Company Common Stock subject to such Company Stock Option in effect immediately prior to the Effective Time divided by the Conversion Number (the option price per share, as so determined, being rounded upward to the nearest full cent). Such Substitute Option shall otherwise be subject to the same terms and conditions as such Option, which is in accordance with the terms thereof.

                  (b) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an Option an appropriate notice setting forth such holder's rights pursuant thereto and such Option shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 8.17 after giving effect to the Merger). Parent shall comply with the terms of all such Options and ensure, to the extent required by, and subject to the provisions of, the Option Plans, that Options which qualified as incentive stock options under Section 422 of the Code prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. Parent shall take all corporate action necessary to reserve for issuance, prior to the Effective Time, a sufficient number of shares of Parent Common Stock for delivery upon exercise of Substitute Options pursuant to the terms set forth in this Section 8.17. As soon as practicable after the Effective Time, the shares of Parent

                           Common Stock subject to Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form and Parent shall use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as Substitute Options remain outstanding. In addition, Parent shall use all reasonable efforts to cause the shares of Parent Common Stock subject to Options to be listed on the Exchange.

                  8.18 Pooling of Interests. The Company shall cooperate with Parent in its efforts to cause the transactions contemplated by the Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by the SEC. Neither Parent nor Company shall take any action that would cause such accounting treatment not to be obtained.

                  8.19 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective Subsidiaries is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

                  8.20 Company Stock Repurchase Plan. The Company agrees, prior to the Effective Time, to rescind and terminate its stock repurchase plan.

                                   ARTICLE IX
                                   CONDITIONS

                  9.1 Conditions to Each Party's Obligation to Close. The obligations of each of the parties to consummate the Transactions are subject to satisfaction, or, to the extent permitted by Law, mutual waiver, on or prior to the Effective Time of each of the following conditions:

                  (a) Injunction. There shall not be in effect any Law or any Judgment directing that the Transactions not be consummated; provided, however, that prior to invoking this condition each party shall use all reasonable efforts to have any such Judgment vacated; and there shall have been no Law enacted or promulgated which would make consummation of the Transactions illegal or which would have or reasonably be expected to have a Material Adverse Effect.

                  (b) Stockholder Approval. This Agreement and the Merger shall have been duly approved by the stockholders of the Company in accordance with applicable Law and the Certificate of Incorporation, as amended, of the Company at the Company's Stockholder Meeting. Parent represents that the issuance of Parent Common Stock in connection with the Merger does not require shareholder approval under applicable law.

                  (c) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or shall have been earlier terminated.

                  (d) S-4 Registration Statement; "Blue Sky" Approvals. The S-4 Registration Statement shall have become effective and no stop order suspending its effectiveness shall have been issued and no proceedings for such purpose shall have been initiated and be continuing by the SEC. Parent shall have received all state securities Law or "blue sky" permits and authorizations necessary to issue Parent Common Stock in exchange for the Company Shares in the Merger.

                  (e) Listing of Parent Common Stock. The shares of Parent Common Stock constituting the aggregate stock portion of the Merger Consideration and the other such shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Exchange, subject to notice of official issuance.

                  (f) Pooling. Parent and the Company shall each have received an opinion of their respective independent accounting firms to the effect that the Merger will be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

                  (g) Financial Advisors' Opinions The Company shall have received letters from its financial advisors, dated the Closing Date, to the effect that the letters previously delivered by such advisors which provide that the Merger consideration is fair to the stockholders of the Company other than the Parent are in full force and effect.

                  9.2 Additional Conditions to the Obligations of Parent and Merger Sub to Close. The obligations of Parent and Merger Sub to consummate the Transactions are subject to satisfaction, or, to the extent permitted by Law, waiver on or prior to the Effective Time of each of the following conditions:

                  (a) Performance. The Company shall have performed, in all material respects, all the obligations required to be performed by it under this Agreement at or prior to the Effective Time.

                  (b) Representations and Warranties. The representations and warranties of the Company shall be true and correct, in each such case as of the date of this Agreement and as of the Effective Time as though made on the Effective Time (except that representations and warranties that speak as of a specific date shall be true and correct as of such date), provided that for purposes of determining the satisfaction of the foregoing, such representations and warranties shall be deemed true and correct if the failure or failures of such representations and warranties to be so true and correct (excluding the effect of any qualification set forth therein relating to "materiality" or a "Material Adverse Effect") have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (c) Deliveries. Parent shall have received at the Effective Time:

                           (i) a certificate dated the Effective Time and executed by the Chief Executive Officer and the Chief Financial Officer of the Company certifying to the fulfillment of the conditions specified in Sections 9.2(a) and
                                    (b) and, as to the Company, fulfillment of the conditions specified in Section 9.1(b); and

                           (ii)     certified or verified copies of the
                                    Company's Certificate of Incorporation, as amended, its Bylaws, as amended, and certificates of good standing for the Company, as Parent may reasonably request.

                  (d) Consents and Approvals. All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities, except for such consents, approvals and authorizations the failure of which to obtain would not have a Material Adverse Effect on Parent (assuming for purposes of this Section 9.2(d) that the Merger shall have been effected).

                  (e) Tax Opinion. Parent shall have received an opinion, based on appropriate representations contained in certificates of the Company, Parent, Merger Sub, their respective officers and others, of Keating, Muething & Klekamp, P.L.L., dated the Effective Time, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;
                           (ii) each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by a stockholder of the Company as a result of the conversion of the Company Shares into Parent Common Stock pursuant to the terms of the Merger (except with respect to cash received in lieu of fractional share interests in Parent). Such counsel may rely on representations made herein and customary certifications from officers of Company and Parent in issuing such opinion.

                  (f) Legal Opinion. Parent shall have received from counsel to the Company an opinion in form and substance substantially as set forth in Exhibit 9.2 attached hereto addressed to Parent and Merger Sub, and dated as of the date of Closing.

                  9.3 Additional Conditions to the Company's Obligation to Close. The obligation of the Company to consummate the Transactions is subject to satisfaction, or, to the extent permitted by Law, waiver on or prior to the Effective Time of each of the following conditions:

                  (a) Performance. Parent and Merger Sub shall have performed in all material respects, all the obligations required to be performed by them under this Agreement at or prior to the Effective Time.

                  (b) Representations and Warranties. The representations and warranties of Parent and Merger Sub shall be true and correct, in each such case as of the date of this Agreement and as of the Effective Time as though made on the Effective Time (except that representations and warranties that speak as of a specific date shall be true and correct as of such date), provided that for purposes of determining the satisfaction of the foregoing, such representations and warranties shall be deemed true and correct if the failure or failures of such representations and warranties to be so true and correct (excluding the effect of any qualification set forth therein relating to "materiality" or a "Material Adverse Effect") have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (c) Deliveries. The Company shall have received at the Effective Time:

                           (i) a certificate dated the Effective Time and executed by the Chief Executive Officer or President of Parent certifying to the fulfillment of the conditions specified in Sections 9.3(a) and (b), and as to Parent and Merger Sub, fulfillment of the conditions specified in Sections 9.1(b), (d) and (e);

                           (ii) certified or verified copies of Parent and Merger Sub's respective Articles of Incorporation and Certificate of Incorporation, as currently amended, and certificates of good standing for Parent and Merger Sub, as the Company may reasonably request; and

                           (iii) a copy of the Exchange Agent Agreement pursuant to Section 5.3.

                  (d) Consents and Approvals. All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities, except for such consents, approvals and authorizations the failure of which to obtain would not have a Material Adverse Effect (assuming for purposes of this Section 9.3(d) that the Merger shall have been effected).

                  (e) Tax Opinion. The Company shall have received an opinion, based on appropriate representations contained in certificates of the Company, Parent, Merger Sub, their respective officers and others, of Bryan Cave LLP, dated the Effective Time, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;
                           (ii) each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by a stockholder of the Company as a result of the conversion of the Company Shares into Parent Common Stock pursuant to the terms of the Merger (except with respect to cash received in lieu of fractional share interests in Parent). Such counsel may rely on representations made herein and customary certifications from officers of Company and Parent in issuing such opinion.

                  (f) Legal Opinion. The Company shall have received from counsel to Parent and Merger Sub an opinion in form and substance substantially as set forth in Exhibit
                           9.3 attached hereto, addressed to the Company and dated as of the date of Closing.

                  9.4 Frustration of Closing Conditions. Neither Parent nor the Company may rely on the failure of any condition set forth in Section 9.1, 9.2 or 9.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement.

                                    ARTICLE X
                            TERMINATION AND REMEDIES

                  10.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by stockholders of either or both of the Company and Parent,

                  (a) by the mutual written consent of Parent and the Company;

                  (b)      by either Parent or the Company, if:

                           (i) any court of competent jurisdiction in the United States, or some other Governmental Authority, shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement under this Section 10.1(b)(i) shall have used its best efforts to remove such injunction, order or decree; or

                           (ii) the Merger shall not have been consummated by June 30, 1999; provided, that the right to terminate this Agreement pursuant to this
                                    Section 10.1(b)(ii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of the Merger to occur on or before such date; provided further Parent shall not have the right to terminate this Agreement under this Section 10.1(b)(ii) until July 31, 1999, if the Merger shall not have been consummated as a result of (A) all required regulatory approvals or consents necessary to satisfy the conditions set forth in Section 9.2(d) shall not have been received by July 31, 1999; (B) the entering of an order or any pending action commenced by any applicable federal governmental antitrust authority seeking an order which would have the effect of making the Merger illegal or otherwise materially and adversely affecting the value of the Company or prohibiting consummation of the Merger, or (C) the failure of the conditions set forth in Section 9.1(c) to be satisfied;

                           (iii) to the extent required by applicable Law, this Agreement and the Merger shall have been voted on by stockholders of the Company at the Company's Stockholder Meeting and the vote shall not have been sufficient to satisfy the condition set forth in Section 9.1(b); or

                           (iv) if the aggregate adjustment to the Company Share Price pursuant to Section 8.3(d)(ii) is more than $2.00.

                  (c)      by Parent, if:

                           (i) there has been a misrepresentation or breach of warranty or a failure to perform a covenant on the part of the Company with respect to its representations, warranties and covenants set forth in this Agreement (excluding the effect of any qualification set forth therein relating to "materiality" or a "Material Adverse Effect") of which the Company has been given notice in writing by Parent and which has not been cured by the Company within thirty (30) days of such notice and which misrepresentation, breach or failure to perform would, in the aggregate with all other misrepresentations, breaches or failures to perform, have a Material Adverse Effect; or

                           (ii) the Board of Directors of the Company withdraws or materially modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or Merger Sub.

                  (d)      by the Company, if:

                           (i) there has been a misrepresentation or breach of warranty or failure to perform a covenant on the part of the Parent or Merger Sub with respect to its or their representations, warranties and covenants set forth in this Agreement (excluding the effect of any qualification set forth therein relating to "materiality" or a "Material Adverse Effect") of which the Parent and/or Merger Sub, as the case may be, has been given notice in writing by the Company and which has not been cured by Parent or Merger Sub, as the case may be, within thirty (30) days of such notice and which misrepresentation, breach or failure to perform would have a Material Adverse Effect;

                           (ii) in the exercise of good faith judgment as to its fiduciary duties to the Company's stockholders as imposed by applicable Law and, after consultation with legal counsel, the Company's Board of Directors determines that such termination is required by reason of any Acquisition Proposal being made and the Company's Board of Directors withdraws or materially modifies or changes its recommendation of this Agreement or the Merger if there exists at such time an Acquisition Proposal for the Company deemed to be a Superior Proposal and after written notice is given to Parent of the intent to accept a competing Acquisition Proposal and Parent has not communicated in writing within five (5) business days after receipt of such notice an Acquisition Proposal that matches or is more favorable than the third party Acquisition Proposal from a financial point of view; or

                           (iii)    the Parent Share Price is less than $52.00.

                  10.2 Effect of Termination.

                  (a) In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, provided that, notwithstanding the foregoing, if this Agreement has been terminated, the provisions of Sections 6.17, 7.13 and 10.2; the last sentence of Section 8.8; and Article 11, in its entirety, shall survive such termination and shall continue to be of binding effect.

                  (b)      In the event of the termination of this Agreement by
                           (A) the Company pursuant to Section 10.1(d)(ii), or
                           (B) the Company or Parent pursuant to Section 10.1(b)(iii) due to the failure of the Company's stockholders to approve and adopt this Agreement, or
                           (C) Parent pursuant to Section 10.1(c)(ii) and in the case of (B) or (C) above there exists an Acquisition Proposal for the Company, then the Company shall pay Parent $10,960,867. Any payment required to be paid pursuant to Section 10.2(b)(A) shall be made prior to, and shall be a pre-condition to the effectiveness of the termination of this Agreement pursuant to such Section. Any payment required to be paid pursuant to
                           Section 10.2(b)(B) or Section 10.2(b)(C) shall be made to Parent not later than ten (10) days after the entering of a definitive agreement with respect to an Acquisition Proposal.

                                   ARTICLE XI
                               GENERAL PROVISIONS

                  11.1. Expenses. Whether or not the Merger is consummated, all costs and expenses, incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement and the filing fee under the HSR Act shall be shared equally by Parent and the Company.

                  11.2. Nonsurvival. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article XI. Nothing in this Section 11.2 shall relieve any party for any breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

                  11.3. Modification or Amendment. This Agreement may be amended by an instrument in writing executed and delivered on behalf of each of the parties hereto, at any time prior to the Effective Time, subject to the provisions of the DGCL; provided, however, that after approval of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without such further approval.

                  11.4. Waiver. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived, at any time prior to the Effective Time, by such party in whole or in part to the extent permitted by Law. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in writing signed on behalf of such party, and shall not be inferred by the failure of any such party to assert any of its rights hereunder. Waiver of any provision of this Agreement or of any breach hereof shall be a waiver of only said specific provision or breach and shall not be deemed a waiver of any other provision or any future breach hereof.

                  11.5. Notices. All notices, documents, or other communications to be given hereunder shall be in writing and shall be deemed validly given if delivered by messenger, facsimile transmission (with a confirming copy sent by overnight courier), or express overnight delivery, or sent by certified mail, return receipt requested, as follows:

                           If to the Company, to

                           Randolph K. Rolf
                           Chairman of the Board, President
                           and Chief Executive Officer
                           Unitog Company
                           1300 Washington Street
                           Kansas City, Missouri 64105
                           Telephone:  (816) 474-7000
                           Telecopier: (816) 474-0699

                           with a copy to:

                           Thomas W. Van Dyke, Esq.
                           Bryan Cave LLP
                           7500 College Boulevard, Suite 1100
                           Overland Park, Kansas 66210
                           Telephone:  (913) 338-7700
                           Telecopier: (913) 338-7777

                           If to Parent or Merger Sub, to

                           Robert J. Kohlhepp
                           Chief Executive Officer
                           Cintas Corporation
                           6800 Cintas Blvd.
                           Mason, Ohio 45040
                           Telephone:  (513) 573-4001
                           Telecopier: (513) 573-4030

                           with a copy to:

                           Robert E. Coletti, Esq.
                           Keating, Muething & Klekamp, P.L.L.
                           1400 Provident Tower
                           One East Fourth Street
                           Cincinnati, Ohio 45202
                           Telephone:  (513) 579-6560
                           Telecopier: (513) 579-6956

or such other Persons or addresses as may be designated in writing by the party to receive such notice. Any notice delivered by messenger shall be deemed received when such delivery is tendered; notices sent by facsimile transmission shall be deemed received upon faxed confirmation of receipt; notices mailed in the manner provided above, shall be deemed received on the third day after such are postmarked; and notices delivered by other methods shall be deemed received when actually received by the addressee or its authorized agent.

                  11.6. Publishing of Financial Results. In the event the Closing occurs after May 1, 1999 and on or before June 1, 1999, Parent agrees to publish, within the meaning of Section 2.01.01 of the SEC's Codification of Financial Reporting Policies, results covering at least 30 days of combined operations of Parent and the Company, within ten (10) business days of Parent's public disclosure of results for its fiscal year end of May 31, 1999. In the event the Closing occurs after June 1, 1999, Parent agrees to publish such 30 days' combined operating results covering the first full calendar month after Closing as soon as possible and in no event later than the 20th day after the conclusion of the first such full calendar month.

                  11.7. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to the principles of the conflicts of law thereof.

                  11.8. Entire Agreement. This Agreement, including the Additional Agreements, constitute the entire agreement and understanding of the parties with respect to the Transactions and supersedes any and all prior agreements and understandings relating to the subject matter hereof.

                  11.9. Construction. The section and article headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. The preamble hereof, the recitals hereto, and all exhibits and schedules attached hereto are hereby incorporated herein by reference and made a part hereof.

                  11.10. Binding Effect. This Agreement shall be binding upon and inure solely to the benefit of the parties, and their respective successors and assigns, to the extent allowed hereby. Nothing in this Agreement, express or implied, other than the right to receive the Merger Consideration payable pursuant to Article V hereof is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Sections 8.10, 8.11 and 8.18 shall inure to the benefit of and be enforceable by the indemnified parties or the employees and directors of the Company, respectively.

                  11.11. Assignment. None of the parties hereto may assign any rights or delegate any obligations provided for in this Agreement without the prior written consent of all the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  11.12. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

                  11.13. Obligations of Subsidiaries. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action and a guarantee of the performance thereof. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

                  11.14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable or equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.


                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                 UNITOG COMPANY



                                  By: /s/ Randolph K. Rolf
                                     ------------------------------------------
                                      Name: Randolph K. Rolf
                                      Title: Chairman, President and Chief
                                             Executive Officer



                                  CINTAS CORPORATION


                                  By: /s/ Robert J. Kohlhepp
                                     ------------------------------------------
                                      Name: Robert J. Kohlhepp
                                      Title: Chief Executive Officer



                                  CINTAS IMAGE ACQUISITION COMPANY


                                  By: /s/ Robert J. Kohlhepp
                                     ------------------------------------------
                                      Name: Robert J. Kohlhepp
                                      Title: Chief Executive Officer